Exhibit 15.5

April 29, 2025

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were the principal accountants for Almacenes Éxito S.A. and, under the date of April 30, 2024, we reported on the consolidated financial statements of Almacenes Éxito S.A. and subsidiaries as of and for the years ended December 31, 2023 and 2022. On August 12, 2024, we were notified that Almacenes Éxito S.A. engaged PWC Auditores y Contadores S.A.S. as its principal accountant for the year ending December 31, 2024 and that the auditor-client relationship with KPMG S.A.S. would cease upon completion of the audit of Almacenes Éxito S.A. and subsidiaries’ consolidated financial statements as of and for the year ended December 31, 2023, and the issuance of our report thereon. We have read Almacenes Éxito S.A.’s statements included under Item 16 F of their Form 20-F dated April 29, 2025, and we agree with such statements, except that we are not in a position to agree or disagree with Almacenes Éxito S.A.’s statements regarding the reason for the change or the approval of the General Shareholders Assembly of the board of director’s proposal. We are also not in a position to agree or disagree with any of Almacenes Exito S.A.’s statements in the final paragraph relating to consultation with PWC Auditores y Contadores S.A.S. during the periods noted.

Very truly yours,

/s/ KPMG S.A.S.

KPMG S.A.S.